Exhibit 99.4

YAHOO! AND INKTOMI ANNOUNCE COMPLETION OF
ACQUISITION

Inktomi a Wholly-Owned Subsidiary of Yahoo!

SUNNYVALE & FOSTER CITY, Calif. – March 19, 2003 – Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, and Inktomi Corp. (Nasdaq: INKT), a leading Web search provider, today announced the completion of Yahoo!’s acquisition of Inktomi.

“Bringing together a powerful combination of Yahoo!’s global audience and unmatched breadth and depth of services with Inktomi’s leading search technology, will allow us to create one of the most relevant, comprehensive and highest quality search offerings on the Web for both our affiliate partners and Yahoo!,” said Terry Semel, Yahoo! chairman and CEO.

“The acquisition enables Yahoo! to integrate Inktomi’s world-class technology throughout the network as well as offer more value to consumers and businesses through programs such as paid inclusion, which provide higher-quality commercial search results,” Semel added.

“We are very excited about gaining direct access to the end-product so that we can continue to improve and innovate Yahoo!’s leading search platform based on a clear understanding of consumer needs,” said Vishal Makhijani, Inktomi vice president and general manager of Web search. “Results of a recent consumer blind test we conducted have already shown that Inktomi’s search relevancy rates among the highest in the industry.”

As a result of the merger, which was completed on March 19, 2003, each outstanding share of Inktomi common stock (other than shares for which appraisal is sought under Delaware law) has been converted into the right to receive $1.65 per share in cash. Wells Fargo Bank Minnesota, the Paying Agent for the merger, will within the coming week mail transmittal materials to Inktomi stockholders as of the merger date. Inktomi stockholders should not submit stock certificates unless accompanied by these transmittal materials.

About Inktomi

Based in Foster City, Calif., Inktomi is the leading provider of OEM Web search and paid inclusion services.  A pioneer in Web search technology, Inktomi provides millions of users worldwide with the freshest and most relevant search experience, and ensures that thousands of online retailers have their content constantly represented.  The company’s customers and partners include Amazon.com, eBay, Lycos/HotBot, MSN, Overture and WalMart.com.

-more-

Yahoo! and Inktomi Announce Completion of Acquisition

About Yahoo!
Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide and is the No. 1 Internet brand globally. Headquartered in Sunnyvale, Calif., Yahoo!’s global network includes 25 World properties and is available in 13 languages.

This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s acquisition of Inktomi, Yahoo!’s expected financial performance (as described without limitation in the quotations from management in this press release) as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.  The potential risks and uncertainties include, among others, the reaction of customers of Yahoo! and Inktomi to the acquisition; Yahoo!’s ability to successfully integrate Inktomi’s operations and employees; and general economic conditions.  More information about potential factors that could affect Yahoo!’s business and financial results is included in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.  Additional information will also be set forth in those sections in Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2002, which will be filed with the SEC in the first quarter of 2003.

Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.  Inktomi and the tri-
colored cube logo are trademarks or registered trademarks of Inktomi Corp. in the United States and other countries. All other names are trademarks, registered trademarks or service marks of their respective owners.

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Media Contacts:

Yahoo!

Diana Lee, Yahoo! Inc.         (408) 349-6501, dianalee@yahoo-inc.com

Suzanne Skyvara, Fleishman Hillard PR (415) 318-4112, skyvaras@fleishman.com